Exhibit 4.5

INDEPENDENT CONTRACTOR AGREEMENT

March 15, 2022

Dear Mr. Gadi Levin, Ninety Six Capital Ltd:

This will confirm the terms of your company’s engagement as Consultant for A2Z Smart Technologies Corp. (the “Company”) effective March 15, 2022 (the “Effective Date”) on the following terms and conditions (the “Agreement”):

1.	Defined Terms:

(a)	“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning;

(b)	“Business” means any business the Company is engaged in;

(c)	“Customers” means all Persons who are at this date or were at any time during the Term customers of the Business;

(d)	“Prospective Customers” means all Persons canvassed or solicited at any time during the Term in connection with the Business.

2.	Services: As a consultant you will perform such services as may be mutually agreed to between you and the Company (the “Services”) from time to time. We have agreed that you will perform the Services described in Schedule “A” hereto.

3.	Standard of Care. You will provide the Services to the best of your ability and in a competent and professional manner. You represent and warrant that you have sufficient expertise and resources, and the ability, to provide the Services. You will act in good faith and in the best interests of the Company in carrying out the Services.

4.	Term: The term of this Agreement will commence as of the Effective Date and unless sooner terminated as provided herein, will continue indefinitely (the “Term”).

5.	Conflict of Interest: You represent that (a) there are, as of the date hereof, no conflicts of interest or fiduciary obligations, written or unwritten, which would affect your ability to provide the Services; and (b) during the Term of this Agreement, you will not enter into any agreement, or undertake any other course of action which may reasonably be expected to give rise to a conflict of interest on your part or materially impair your ability to provide the Services hereunder.

6.	Direction & Control: You will be solely responsible for determining the means and methods of performing the Services within the overall standards and policies established by the Company. You will ensure that you devote adequate time and attention in order to provide the Services as required herein provided, you are under no obligation to provide the Services for any particular number of hours a day, or for any particular number of days a week. Further, it is understood and agreed between the parties that you are not limited in providing services to any other Person during the term of this Agreement provided that the provision of such Services does not breach the provisions of this Agreement. Except as expressly set out herein to the contrary, you will provide all necessary tools, equipment and labour related to the provision of the Services.

7.	Fees: In consideration of the Services rendered hereunder, you will be paid US$7,000 per month.

8.	Independent Status: The parties agree that you are a self-employed independent contractor, and that you are not an employee or agent of the Company and this Agreement will not create any partnership, joint venture, employer/employee, principal/agent, master/servant or any other relationship between the parties except that of independent contractor. Accordingly, the Company has no responsibility to make deductions for, or to pay, benefits, health, welfare and pension costs, withholdings for income taxes, employment insurance premiums, Workers’ Compensation premiums, Canada Pension Plan premiums, payroll taxes, disability insurance premiums or any other similar charges with respect to the payment for the Services.

9.	Expenses: As an independent contractor, you are solely responsible for any and all expenses incurred in providing the Services to the Company. The Company is not responsible for reimbursing you for any expenses.

Notwithstanding the above, the Company shall reimburse you for pre-approved expenses reasonably, actually and properly incurred by you in the performance of the Services. All such expenses must be pre-approved by the Company in writing and you must furnish to the Company written statements and receipts in support of such expenses, as and when required by the Company.

10.	Confidentiality. You agree that you will maintain as confidential all information obtained under or in connection with this Agreement and will not use or disclose such information to any third party without prior consent of the Company. You agree to take no action that may cause any such information to lose its character as confidential information. This clause extends to all information disclosed to you prior to this Agreement. These obligations of confidentiality will survive the expiration or any termination of this Agreement. All documents, work papers, software, reports and other items obtained from the Company in the course of fulfilling the terms of this Agreement are proprietary and confidential information of the Company. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, you will immediately deliver to the Company all such documents, work papers, software, reports and other items.

11.	Non-Solicitation of Customers. During the Term and for a period of six months thereafter, you shall not, on your behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by or through any Person or otherwise:

(a) canvass or solicit the business of, or procure or assist the canvassing or soliciting of the business of, any Customer or Prospective Customer;

(b) accept, or procure or assist the acceptance of, any business from any Customer or Prospective Customer; or

(c) supply, or procure or assist the supply of, any goods or services to any Customer or Prospective Customer.

12.	Termination: This Agreement and the relationship created under this Agreement may be terminated by you or the Company, as the case may be prior to the expiry of the Term, upon the occurrence of any of the following events:

(a)	By either party upon the material breach or default by the other party of any provision of this Agreement; or

(b)	By either party upon giving 30 days’ written notice; or

(c)	Immediately upon your death; or

(d)	At any other time upon written agreement of the parties.

Following the termination of this Agreement, you will be paid any outstanding Base Fees owing to the effective date of termination. You agree that you accept payment under this paragraph in full and final satisfaction of all claims in respect of Services rendered and that you have no claim to notice or payment in lieu of notice in respect of the termination of your engagement.

13.	Privacy and Personal Information: You acknowledge that as a result of your engagement, you may become aware of personal information (as such term is defined in the Personal Information Electronic Documents Act, 2000) which is collected, used or disclosed by the Company. You agree that you will not, without the prior written consent of the Company, disclose or make available any such personal information to any other person or entity except in accordance with the Company’s express instructions. You agree that any personal information provided to you by the Company will only be used by you for such purposes as are specified therein and for no other purpose. You agree to execute any such further agreements required to evidence your agreement in respect thereof.

14.	General:

(a)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and the parties acknowledge and agree that its execution has not been induced by, nor do either of the parties rely upon or regard as material, any representations or writings whatsoever not incorporated and made a part of this Agreement. This Agreement supersedes any prior agreements understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

(b)	No amendment, change or modification of this Agreement will be valid unless in writing signed by the parties hereto.

(c)	This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(d)	If any provision of this Agreement will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement will not be affected by such invalidity.

(e)	This Agreement is personal to you and may not be assigned.

15.	Acknowledgment: By entering into this Agreement, you acknowledge and agree that you have read and understand your obligations under this Agreement, agree to all of the terms hereof and have been given the opportunity to seek independent legal advice in respect of the same. You understand and agree that you are an independent contractor and are not and will not be an employee of the Company. You agree that the Company will not be obligated to make any payments to you upon termination of this Agreement except in respect of Services rendered to the date of termination.

To confirm your acceptance of the terms and conditions of this Agreement, please sign in the space indicated on the following page and return to the undersigned.

Yours very truly,

/s/ Bentsur Joseph
Bentsur Joseph, CEO

AGREED TO AND ACCEPTED this 15 day of March 2022.

By:	/s/ Gadi Levin
Mr. Gadi Levin, Ninety Six Capital Ltd

SCHEDULE “A”
SERVICES

Consultant:

1. CFO services